Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

BOAT EQUIPMENT, LLC

(the “Buyer”),

MUELLER INDUSTRIES, INC.

(“Mueller Industries”),

MCTP, LLC

(“MCTP”),

and

MUELLER PLASTICS CORPORATION, INC.

(“Mueller Plastics,” and together with MCTP, the “Sellers”)

dated as of August 9, 2013

		Page

ARTICLE I

SCHEDULE I PURCHASE TRANSACTION

1.1	Purchase and Sale	1
1.2	Excluded Assets	1
1.3	Assumed Liabilities	1

ARTICLE II

SCHEDULE II PURCHASE TRANSACTION

2.1	Closing Date Purchase and Sale	2
2.2	Excluded Assets	2
2.3	Assumed Liabilities	2

ARTICLE III

PURCHASE PRICE

3.1	Purchase Price	3
3.2	Purchase Price Allocation	3

ARTICLE IV

INITIAL CLOSING

4.1	Closing	3
4.2	Closing Deliveries of the Sellers	3
4.3	Closing Deliveries of the Buyer	4

ARTICLE V

DEFERRED CLOSING

5.1	Closing	4
5.2	Deliveries of the Sellers	5
5.3	Closing Deliveries of the Buyer	5
5.4	No Other Assets	5

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

6.1	Formation; Good Standing	5
6.2	Authority; Enforceability	5
6.3	Consent and Approvals	6

-i-

(continued)

-ii-

(continued)

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August 9, 2013, is between Boat Equipment, LLC, a Delaware limited liability company (the “Buyer”); Mueller Industries, Inc., a Delaware corporation (“Mueller Industries”); MCTP, LLC, a Michigan limited liability company that is a subsidiary of Mueller Industries (“MCTP”); and Mueller Plastics Corporation, Inc., a Delaware corporation that is also a subsidiary of Mueller Industries (“Mueller Plastics,” and together with MCTP, the “Sellers”). Capitalized terms used but not defined herein have the meanings assigned to such terms in Appendix A.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SCHEDULE I PURCHASE TRANSACTION

1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, MCTP hereby sells, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases, acquires and accepts from MCTP, all of the assets, rights and properties set forth on Schedule I as the “Schedule I Assets”, free and clear of all Liens (other than Permitted Liens), but excluding the Schedule I Excluded Assets.

1.2 Excluded Assets. The Schedule I Assets shall not include any of the assets, rights and properties of MCTP identified on Schedule I as excluded assets (the “Schedule I Excluded Assets”), all of which shall be retained by MCTP. In addition, for a period of 90 days following the date hereof, the Buyer shall have the option to elect, by giving written notice to MCTP, not to remove from the Seller’s Facility any Schedule I Assets, in which case such specified assets, as of the date of such election, shall thereafter be deemed to be Schedule I Excluded Assets; and provided, for the avoidance of doubt, that any Schedule I Assets removed by the Buyer from the Seller’s Facility will thereafter be deemed only Schedule I Assets and may not be deemed Schedule I Excluded Assets.

1.3 Assumed Liabilities. Neither the Buyer nor any of its Affiliates shall assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown (collectively, “Liabilities”), of MCTP or any Affiliate of MCTP relating to the Schedule I Business, including without limitation (i) any indebtedness, trade payables, contractual obligations, open purchase orders; (ii) any Liabilities with respect to goods previously sold, including product liabilities and product warranties; (iii) any Liabilities with respect to non-fulfillment of orders or breach of contract; (iv) any Liabilities relating to any real property ownership interests or leasehold interests; (v) any environmental Liabilities; (vi) any Liabilities relating to any state, federal or foreign actions, lawsuits or other claims by any person; (vii) any wage, severance, welfare, pension or other obligations to any employees of the Schedule I Business, including any WARN liability; and (viii) any other obligations or liabilities of any other nature whatsoever (collectively, the “Schedule I Excluded Liabilities”). MCTP shall pay and perform, and shall cause its Affiliates to pay and perform, in the ordinary course of business all Schedule I Excluded Liabilities.

ARTICLE II

SCHEDULE II PURCHASE TRANSACTION

2.1 Closing Date Purchase and Sale.

(a) On the terms and subject to the conditions of this Agreement, as of the date hereof, Mueller Plastics hereby sells, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases, acquires and accepts from Mueller Plastics, all of the assets, rights and properties set forth on Schedule II as the “Schedule II Closing Assets,” free and clear of all Liens (other than Permitted Liens), but excluding the Schedule II Excluded Assets.

(b) On the terms and subject to the conditions of this Agreement, on the Deferred Closing Date, Mueller Plastics shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from Mueller Plastics, all of the assets, rights and properties set forth on Schedule II as the “Schedule II Deferred Assets,” free and clear of all Liens (other than Permitted Liens), but excluding the Schedule II Excluded Assets.

2.2 Excluded Assets. The Schedule II Assets shall not include any of the assets, rights and properties of Mueller Plastics identified on Schedule II as excluded assets (the “Schedule II Excluded Assets”), all of which shall be retained by Mueller Plastics. In addition, for a period of 90 days following the Deferred Closing Date, the Buyer shall have the option to elect, by giving written notice to Mueller Plastics, not to remove from the Seller’s Facility any Schedule II Assets, in which case such specified assets, as of the date of such election, shall thereafter be deemed to be Schedule II Excluded Assets; and provided, for the avoidance of doubt, that any Schedule II Assets removed by the Buyer from the Seller’s Facility will thereafter be deemed only Schedule II Assets and may not be deemed Schedule II Excluded Assets.

2.3 Assumed Liabilities. Neither the Buyer nor any of its Affiliates shall assume, take subject to or be liable for any Liabilities of Mueller Plastics or any Affiliate of Mueller Plastics relating to the Schedule II Business, including without limitation (i) any indebtedness, trade payables, contractual obligations, open purchase orders; (ii) any Liabilities with respect to goods previously sold, including product liabilities and product warranties; (iii) any Liabilities with respect to non-fulfillment of orders or breach of contract; (iv) any Liabilities relating to any real property ownership interests or leasehold interests; (v) any environmental Liabilities; (vi) any Liabilities relating to any state, federal or foreign actions, lawsuits or other claims by any person; (vii) any severance, welfare, pension or other obligations to any employees of the Schedule II Business, including any WARN liability; and (viii) any other obligations or liabilities of any other nature whatsoever (collectively, the “Schedule II Excluded Liabilities”). Mueller Plastics shall pay and perform, and shall cause its Affiliates to pay and perform, in the ordinary course of business all Schedule II Excluded Liabilities.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate consideration to be paid by the Buyer to the Sellers for the Purchased Assets (clauses (a) through (c) collectively, the “Purchase Price”) is as follows:

(a) On the date hereof, the Buyer shall pay Sixty-one Million, One Hundred Sixty-nine Thousand, Four Hundred Eighty-four U.S. Dollars ($61,169,484) for the Schedule I Assets and the Schedule II Closing Assets (the “Closing Payment”).

(b) On the Deferred Closing Date, the Buyer shall pay Five Million U.S. Dollars ($5,000,000) for the Schedule II Deferred Assets other than the Schedule II Inventory (the “Deferred Assets Payment”).

(c) On the Deferred Closing Date, the Buyer shall purchase from Mueller Plastics the Schedule II Inventory, for the amount provided in the Equipment Lease Agreement (the “Deferred Inventory Payment”).

The Purchase Price shall be paid to the Sellers by wire transfers of immediately available funds to an account or accounts designated in writing by Mueller Industries. Mueller Industries shall allocate the Purchase Price between the Sellers.

3.2 Purchase Price Allocation. The Purchase Price shall be allocated for tax purposes between MCTP and Mueller Plastics and among the Purchased Assets in the manner contemplated by Schedule 3.2. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Mueller Industries and the Buyer, and their Affiliates, shall file all income Tax returns or reports, including without limitation IRS Form 8594, for their respective taxable years in which the Initial Closing and the Deferred Closing occur, to reflect the allocation described in Schedule 3.2 and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any judicial Proceeding.

ARTICLE IV

INITIAL CLOSING

4.1 Closing. The closing of the sale and purchase of the Schedule I Assets and the Schedule II Closing Assets (the “Initial Closing”) shall take place on the date hereof by electronic communication, followed by delivery of documents by overnight courier, or in such other manner as is mutually agreed by the parties.

4.2 Closing Deliveries of the Sellers. In connection with the Initial Closing, the Sellers shall deliver to the Buyer:

(a) The Bill of Sale and Assignment Agreement executed by each Seller, conveying the applicable Purchased Assets to the Buyer;

(b) A certificate from the Secretary or Manager of each Seller, as applicable, certifying (i) that attached thereto is a true and complete copy of such Seller’s organizational documents, (ii) that attached thereto is a true and complete copy of the resolutions adopted by such Seller authorizing the execution, delivery and performance of this Agreement and the Transactions, and (iii) as to the incumbency and signatures of those persons who have executed documents in connection with the Transactions;

(c) An Equipment Lease Agreement between the Buyer and Mueller Plastics, dated as of the date hereof (the “Equipment Lease Agreement”);

(d) A Manufacturing Supply Agreement between the Buyer or an affiliate of the Buyer and Mueller Streamline, Co., dated as of the date hereof (the “Supply Agreement”);

(e) A Schedule II Business Agreement between Mueller Industries and the Buyer or an affiliate of the Buyer, dated as of the date hereof (the “Schedule II Business Agreement”);

(f) A certificate of good standing of each Seller, dated as of a date not more than 10 Business Days prior to the date hereof, from its state of organization; and

(g) Such other documents and certificates that the Buyer may reasonably request, to effect the proper and effective conveyance of the applicable Purchased Assets to the Buyer, free and clear of all Liens whatsoever (other than Permitted Liens), and the consummation of the other Transactions to take place in connection with the Initial Closing.

4.3 Closing Deliveries of the Buyer. In connection with the Initial Closing, the Buyer shall deliver to Mueller Industries:

(a) The Closing Payment in accordance with Section 3.1;

(b) The Bill of Sale and Assignment Agreement;

(c) The Equipment Lease Agreement;

(d) The Schedule II Business Agreement; and

(e) The Supply Agreement.

ARTICLE V

DEFERRED CLOSING

5.1 Closing.

(a) Subject to Section 5.1(b), the closing of the sale and purchase of the Schedule II Deferred Assets (the “Deferred Closing”) shall take place on the Equipment Lease Termination Date, as defined in the Equipment Lease Agreement, or on such other date as the Buyer and Mueller Plastics may mutually agree, by electronic communication, followed by delivery of documents by overnight courier, or in such other manner as is mutually agreed by the parties.

(b) The respective obligations of each party to this Agreement to effect the Deferred Closing shall be subject to the satisfaction at or prior to the Deferred Closing of the following condition: no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Deferred Closing shall be in effect; nor shall there be any action taken by any Governmental Authority, or any law or Order enacted, entered, enforced or deemed applicable to the Deferred Closing that would reasonably be expected to prohibit the consummation of the Deferred Closing.

5.2 Deliveries of the Sellers.

(a) At the Deferred Closing, Mueller Plastics shall deliver to the Buyer:

(i) A Bill of Sale executed by Mueller Plastics, conveying the applicable Schedule II Deferred Assets to the Buyer;

(ii) Such other documents and certificates that the Buyer may reasonably request, to effect the proper and effective conveyance of the Schedule II Deferred Assets to the Buyer, free and clear of all Liens whatsoever (other than Permitted Liens), and the consummation of the other Transactions to take place in connection with the Deferred Closing;

(iii) Schedules 8.6(i) and (ii).

5.3 Closing Deliveries of the Buyer. At the Deferred Closing, the Buyer shall deliver to the Sellers the Deferred Assets Payment and the Deferred Inventory Payment in accordance with Section 3.1.

5.4 No Other Assets. For the avoidance of doubt, the Sellers shall retain, and the Buyer shall not purchase, any assets, properties, rights or interests of the Sellers, Mueller Industries or any of their respective Affiliates other than the Purchased Assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Seller Disclosure Schedules attached hereto, each Seller and Mueller Industries (collectively, the “Seller Parties”) hereby represents and warrants to the Buyer as of the date hereof as follows:

6.1 Formation; Good Standing. Each Seller Party is a corporation or limited liability company, as applicable, that is duly organized, validly existing and in good standing under the laws of its state of organization.

6.2 Authority; Enforceability. Each Seller Party has the full power, authority and capacity to enter into and perform its obligations under this Agreement and under all other documents entered into in connection herewith and to consummate the Transactions. The execution, delivery and performance by each Seller Party of this Agreement and such other documents and the consummation by each Seller Party of the Transactions have been duly and validly authorized and approved by all requisite action on the part of each Seller Party. This Agreement and such other documents have been duly and validly executed by each Seller Party and constitute the legal, valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with their terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors’ rights generally.

6.3 Consent and Approvals. The execution, delivery and performance of this Agreement by each Seller Party, and the consummation by each Seller Party of the Transactions, require no permit, Consent or license of, or declaration to or filing with, any Governmental Authority or other Person, except for such permits, Consents, licenses, declarations or filings that would not be material to the use or value of the Purchased Assets.

6.4 No Conflicts. Neither the execution, delivery or performance of this Agreement by the Seller Parties, nor the consummation by the Seller Parties of the Transactions, shall (with or without notice or lapse of time): (i) contravene, conflict with or result in any violation of any provision of the organizational documents of any Seller Party; (ii) conflict with, violate or result in a breach of any of the terms or provisions of, constitute a default or give any Person a right to declare a default under, give rise to any right of payment, termination, cancellation or acceleration under, or give any Person the right to exercise any remedy under, any Contract of any Seller Party; (iii) result in the creation of any Lien, condition or restriction upon any of the Purchased Assets; or (iv) contravene, conflict with or violate, or give any Governmental Authority the right to exercise any remedy (including revocation, withdrawal, suspension or modification) or obtain any relief from or against any Seller Party, under Applicable Law, except where the failure of any of the representations and warranties contained in clauses (ii), (iii) or (iv) above would not be material to the use or value of the Purchased Assets.

6.5 Ownership. Mueller Industries owns, directly or indirectly, all of the outstanding equity interests of each Seller.

6.6 Books and Records. All books and records that are Purchased Assets being provided to, or will be provided to, the Buyer pursuant to this Agreement are true and correct in all material respects and have been kept in the ordinary course of business.

6.7 Financial Statements. Mueller Plastics has delivered to the Buyer unaudited statements of income of the Schedule II Business for each of the fiscal years ending on December 31, 2012 and 2011 and for the 6-month period ending on June 30, 2013 (collectively, the “Income Statements”). The Income Statements (i) fairly present the results of operations of the Schedule II Business for the periods referred to in the Income Statements, were prepared in accordance with GAAP consistently applied throughout the periods referred to in the Income Statements (subject to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments) and (ii) were prepared in accordance with the books and records of the Seller Parties. Mueller Plastics has also delivered to the Buyer a true and correct statement in all material respects of the pounds of product produced and the pounds of product sold by the Schedule II Business during such periods.

6.8 Litigation. Except as set forth on Schedule 6.8, there are no Proceedings relating to product liability commenced against any Seller Party or their Affiliates or, to the Knowledge of the Seller Parties, threatened against or affecting any Seller Party (including its directors, managers, officers or employees in their capacity as such) relating to either Business. There are no Orders to which any Seller Party or any of the Purchased Assets are subject that relate to either Business, or that could affect the enforceability of this Agreement against a Seller Party, or impair a Seller Party’s ability to consummate the Transactions.

6.9 Title to the Purchased Assets. Each Seller owns good, valid and marketable title to the Purchased Assets being sold by it hereunder, free and clear of all Liens (other than Permitted Liens).

6.10 Equipment.

(a) Schedule 6.10 lists all of the Equipment being sold hereunder by each Seller and, if applicable, lists each model number and serial number or fixed asset number.

(b) Each item of tangible personal property included in the Schedule I Equipment is in a good state of repair, reasonable wear and tear excepted, is free of any defect, does not require any maintenance or repair except for routine maintenance and repairs not material in nature or cost, and is adequate for use in the Schedule I Business in the manner presently operated by the Sellers. Each item of tangible personal property included in the Schedule II Equipment is in operating condition.

(c) The Purchased Assets include all of the material equipment and machinery used by each Seller in connection with the operation of the Businesses in the manner presently operated by the Sellers. The Schedule I Assets are sufficient in all material respects for the Buyer to manufacture Schedule I Finished Product after the date hereof in substantially the same manner as conducted by the Seller prior to the Initial Closing. The Schedule II Assets are capable of producing Schedule II Finished Product of sufficient quality and quantity (assuming no material increases in demand after the date hereof) to supply customers of the Schedule II Business between the Initial Closing and the Deferred Closing Date.

6.11 Proprietary Rights.

(a) To the Knowledge of the Seller Parties, neither Seller, in connection with its Business, is interfering with, infringing upon or misappropriating any intellectual property of any Person. No claim has been asserted against either Seller by any Person to the effect that either Seller, in connection with the operation of its Business, infringes any intellectual property of any Person.

(b) Schedule 6.11(b) lists all trademarks currently used by either Business. All trademarks currently being used by either Business are owned by the Seller Parties or their Affiliates.

(c) Schedule 6.11(c), which the Seller Parties shall deliver to the Buyer within seven days after the date hereof, lists all machine software and diagnostic software that either Seller uses in connection with its Business and identifies each Contract pursuant to which the Seller has licensed any such software from any Person or otherwise acquired the right to use a copy of any such software. Each such software program is an unmodified version of publicly available software and each Seller has the right to use such software in the manner that is currently used in the Seller’s Business.

6.12 Warranties and Products. Except as set forth in Schedule 6.12, to the Knowledge of the Seller Parties, there are no defects in the design or manufacture of any of the products made, manufactured, distributed, or sold by either Seller in connection with its Business (collectively, the “Products”) that would adversely affect the performance or quality of any such Product, other than defects arising in the ordinary course of business in connection with the manufacturing and distribution activities of the Businesses that are not material in the aggregate. The Products have been designed and manufactured in compliance with all regulatory, engineering, industrial and other codes generally recognized as being applicable thereto, and, to the Knowledge of the Seller Parties, there are no citations, decisions or any written statements by any Governmental Authority or the National Sanitation Foundation that indicate that any Product is unsafe for the use or purpose for which the Product is manufactured or sold or fails to meet any standards promulgated by such Governmental Authority or the National Sanitation Foundation with respect to such use or purpose. Neither Seller has recalled any Product or received written notice of any defect in any Product, any claim of personal injury or death, or material property or economic damages in connection with any Product, or any claim for injunctive relief in connection with any Product.

6.13 Suppliers. The relationships of Mueller Plastics with each of the suppliers to the Business are good working relationships, and, to the Knowledge of the Seller Parties, such supplier since December 31, 2012, has not (at the volition of the supplier) (i) cancelled or otherwise terminated, or threatened to Mueller Plastics in writing to cancel or otherwise terminate, its relationship with Mueller Plastics, or (ii) decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to Mueller Plastics.

6.14 Customers. Since December 31, 2012, (i) no account or relationship with any customer of the Schedule II Business has been terminated or not been renewed; and (ii) no customer of the Schedule II Business has materially reduced or, to the Knowledge of the Seller Parties, is considering any material reduction in, its commercial relationship with Mueller Plastics.

6.15 Certain Payments. Mueller Plastics has not, and, to the Knowledge of the Seller Parties, no director, officer, agent or employee of Mueller Plastics has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services for or in respect of Mueller Plastics or any Affiliate of Mueller Plastics that is in violation of Applicable Law.

6.16 Business Operation. Since January 1, 2013, the Sellers have operated the Businesses only in the ordinary course of business, and (i) there has not been any material damage, destruction or other casualty loss affecting either Business; (ii) neither Seller has sold, leased or disposed of any material assets previously used in the operation of either Business, except for inventory; and (iii) neither Seller has failed to maintain the Purchased Assets substantially in accordance with past practices.

6.17 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees from the Seller in connection with the Transactions.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Buyer Disclosure Schedules attached hereto, the Buyer represents and warrants to the Seller Parties as follows:

7.1 Organization. The Buyer is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2 Authority. The Buyer has full power, authority and capacity to enter into and perform its obligations under this Agreement and under all other documents entered into in connection therewith and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other documents by the Buyer and the consummation by the Buyer of the Transactions have been duly and validly authorized and approved by all requisite action on the part of the Buyer. This Agreement and such other documents have been duly and validly executed by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors’ rights generally.

7.3 Consent and Approvals. The execution, delivery and performance of this Agreement by the Buyer, and the consummation by the Buyer of the Transactions, require no permit, Consent or license of, or declaration to or filing with, any Governmental Authority or other Person, except for such permits, Consents, licenses, declarations or filings that would not be material to the Buyer’s performance of its obligations hereunder.

7.4 No Conflicts. Neither the execution, delivery or performance of this Agreement by the Buyer, nor the consummation by the Buyer of the Transactions, shall (with or without notice or lapse of time or both): (i) contravene, conflict with or result in any violation of any provision of the organizational documents of the Buyer; (ii) conflict with, violate or result in a breach of any of the terms or provisions of, constitute a default or give any Person a right to declare a default under, give rise to any right of payment, termination, cancellation or acceleration under, or give any Person the right to exercise any remedy under, any Contract of the Buyer; or (iii) contravene, conflict with or violate, or give any Governmental Authority the right to exercise any remedy (including revocation, withdrawal, suspension or modification) or obtain any relief under Applicable Law, except where the failure of any of the representations and warranties contained in clauses (ii) or (iii) above would not be material to the Buyer’s performance of its obligations hereunder.

7.5 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder’s fees payable by the Buyer in connection with the Transactions by reason of any action taken by the Buyer.

ARTICLE VIII

COVENANTS

8.1 Confidentiality. After the Closing Date, each Seller Party (i) shall protect, and shall use its commercially reasonable efforts to cause its Affiliates, officers, employees, lenders, accountants, representatives, agents, consultants and advisors (collectively, “Representatives”) to protect, the confidentiality of all proprietary and confidential information relating to either of the Businesses, the Buyer or its Affiliates, and (ii) shall not disclose, and shall use its commercially reasonable efforts to cause its Representatives not to disclose, such proprietary and confidential information to any other Persons (other than the Seller Parties’ Representatives), except as permitted by Section 10.5 or unless a Seller Party’s outside counsel advises that disclosure is required to be made by Applicable Law or any applicable rules or regulations of any securities exchange or pursuant to a request from any state or federal governmental or regulatory agency or authority.

8.2 Delivery of Purchased Assets.

(a) MCTP shall deliver, or make available for delivery, to the Buyer the Schedule I Assets as provided in Schedule 8.2(a). Mueller Plastics shall deliver, or make available for delivery, to the Buyer the Schedule II Assets as provided in the Equipment Lease Agreement.

(b) Each Seller, at its expense, will deliver to the Buyer, by electronic transmission or by overnight courier service upon request from time to time by the Buyer after the Initial Closing or the Deferred Closing, as applicable, copies of all of the books and records of or primarily relating to the Business that are included in the Purchased Assets, provided that, to the extent any such books and records contain any information that is not primarily related to the Business, each Seller shall be entitled to redact or otherwise remove such information prior to delivering such books and records. If any books and records that are delivered by a Seller by electronic transmission are not viewable in the proper format by the Buyer or are otherwise unreadable by the Buyer, such Seller shall promptly deliver paper copies of such books and records to the Buyer upon the request of the Buyer. In addition, for a period of one year following the Initial Closing, each Seller shall make representatives available to the Buyer to answer questions about its books, records or other information about the Business received by the Buyer during normal business hours (in a manner so as to not interfere with the normal business operations of such Seller).

(c) Each Seller shall cooperate with the Buyer to convey to the Buyer in accordance with the terms of this Agreement, within a reasonable time after written request, any assets (including any records) that are included in the Purchased Assets but that were not delivered or conveyed at the applicable closing.

8.3 Employees.

(a) The Sellers are considering paying retention bonuses and other benefits to certain employees of the Businesses to provide an incentive for them to continue their employment with the Sellers at least through the Equipment Lease Termination Date. The Buyer has agreed to reimburse the Sellers certain amounts as agreed by the Buyer and the Sellers.

(b) Nothing herein shall be deemed to create any third-party beneficiaries of this Agreement or to constitute an employment agreement or offer of employment.

8.4 Trademarks.

(a) The Seller Parties acknowledge and agree that the Buyer shall have the right, from the date hereof through August 9, 2015 (the “License Period”), to sell to any Person all finished goods that are Purchased Assets purchased by the Buyer hereunder that are imprinted (at the time they are delivered to the Buyer in accordance with this Agreement) with any of the trademarks set forth on Schedule 8.4. Upon the written request of the Seller, the Buyer shall have the right to manufacture products with the trademarks of any Seller Party or their Affiliates from the molds included in the Purchased Assets, and to sell such products with such trademarks to any Seller Party. The Seller hereby grants to the Buyer a world-wide, fully paid and nonexclusive license to use such trademarks solely for such purposes during the License Period.

(b) The Buyer agrees to abide by the covenants contained in Section 12.2(b) and 12.3(b) of the Supply Agreement with respect to the trademarks of any Seller Party or any of their Affiliates that are covered by Section 8.4(a).

8.5 Taxes and Expenses Associated with the Purchased Assets. The Seller shall pay any Taxes arising out of the Transactions other than sales Taxes payable by the Buyer or other transfer Taxes payable by the Buyer should any such amounts become due as a result of the Transactions. All ad valorem Taxes (i) on the Schedule I Assets and the Schedule II Closing Assets levied in 2013 shall be apportioned between the Buyer and Seller based on the number of days each party owns such assets in such year and (ii) on the Schedule II Assets levied in the year in which the Deferred Closing Date occurs shall be apportioned between the Buyer and Seller based on the number of days each party owns such assets in such year.

8.6 Updated Schedules. On the Deferred Closing Date, Mueller Plastics shall prepare and deliver to the Buyer (i) Schedule 8.6(i), which shall be unaudited statements of income of the Schedule II Business for the period from January 1, 2013 through the last day of the month prior to the Deferred Closing Date and (ii) Schedule 8.6(ii), which shall list each customer or account representing sales by Mueller Plastics in connection with the Schedule II Business in the 12 months ended on the last day of the month prior to the Deferred Closing Date, and the amount of sales to each such customer or account during each such period, except in each case with respect to HVACR wholesalers.

ARTICLE IX

INDEMNIFICATION

9.1 Survival; Knowledge. All representations and warranties made by any Seller Party or the Buyer in this Agreement, the schedules attached hereto and the documents to be executed in connection with this Agreement, shall survive each closing. No representation or warranty shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the representation or warranty was made or as a result of any actual or constructive knowledge by such Person with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such Person that any representation or warranty is false at the time of either closing. A party’s consummation of the Transactions after waiving any of the conditions to its obligation to close (including the condition relating to the accuracy of a party’s representations and warranties) shall not limit or otherwise affect its right to recover Damages under this Article IX. The obligations to indemnify, defend and hold harmless pursuant to this Article IX for any breach of representations or warranties shall survive the consummation of the Transactions until the Survival Date, if applicable, except for claims for indemnification asserted prior to the Survival Date (which claims shall survive until final resolution thereof). No Indemnified Party shall be entitled to be indemnified from, defended or held harmless against any Damages pursuant to the terms of this Article IX for any breach of representations or warranties unless such Indemnified Party delivers written notice of its claim for indemnification to the Indemnifying Party pursuant to Section 10.4 on or prior to the Survival Date, if applicable.

9.2 Indemnification Obligations of the Seller. Each of the Seller Parties, on a joint and several basis, shall indemnify and hold harmless the Buyer and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Buyer Indemnitees”) for, and shall pay to such Persons, any and all actual loss, liability, claim, damage and expense (including the cost of investigation and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, the “Damages”), without duplication, arising, directly or indirectly, from or in connection with:

(a) Any breach or alleged breach of any representation or warranty of any Seller Party contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement;

(b) Any breach or alleged breach of any covenant or agreement of any Seller Party contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement; and

(c) Any claims for any Excluded Liability, including without limitation any Excluded Liability that becomes, or is alleged to become, a liability of the Buyer under any bulk sales law, under any doctrine of de facto merger or successor liability, or otherwise by operation of law.

9.3 Indemnification Obligations of the Buyer. The Buyer shall indemnify and hold harmless each Seller Party and their Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Seller Indemnitees”) for, and shall pay to such Persons, any and all Damages, without duplication, arising, directly or indirectly, from or in connection with:

(a) Any breach of any representation or warranty of the Buyer contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement;

(b) Any claims for personal injury, death or property damage arising out of the Buyer’s operation of the Purchased Assets for the period of six years after the Initial Closing; and

(c) Any breach of any covenant or agreement of the Buyer contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement.

For the avoidance of doubt, the indemnification provided pursuant to Section 9.3(b) relates to the physical operation of the Purchased Assets, and does not extend to the sale of fittings or other aspects of the Business.

9.4 Limitations on Indemnification.

(a) The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 9.2(a) (other than in connection with a breach of the representations and warranties set forth in Section 6.9) are subject to the following limitations:

(i) the Buyer Indemnitees shall not be entitled to recover Damages pursuant to Section 9.2(a) until the total amount of Damages which the Buyer Indemnitees would recover under Section 9.2(a), but for this Section 9.4(a), exceeds $150,000, after which, the Buyer Indemnitees shall be entitled to recover the full amount of Damages without regard to such limitation;

(ii) the Buyer Indemnitees shall not be entitled to recover for any particular Damages (including any series of related Damages) pursuant to Section 9.2(a) unless such Damages (including any series of related Damages) equals or exceeds $5,000; and

(iii) the maximum Damages indemnifiable pursuant to Section 9.2(a) shall be $9,000,000.

(b) The rights of the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.3(a) are subject to the following limitations:

(i) the Seller Indemnitees shall not be entitled to recover Damages pursuant to Section 9.3(a) until the total amount of Damages which the Seller Indemnitees would recover under Section 9.3(a), but for this Section 9.4(b), exceeds $150,000, after which, the Seller Indemnitees shall be entitled to recover the full amount of Damages without regard to such limitation;

(ii) the Buyer Indemnitees shall not be entitled to recover for any particular Damages (including any series of related Damages) pursuant to Section 9.3(a) unless such Damages (including any series of related Damages) equals or exceeds $5,000; and

(iii) the maximum Damages indemnifiable pursuant to Section 9.3(a) shall be $9,000,000.

(c) The rights of the Buyer Indemnitees or the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 and Section 9.3 are subject to the following limitations:

(i) the amount of any and all Damages shall be determined net of any amounts actually received by the Buyer Indemnitees or Seller Indemnitees, as applicable, under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Damages; and

(ii) neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover or make a claim for any amounts in respect of any consequential damages (including loss of revenue, income or profits) or punitive, special or exemplary damages.

(d) No indemnification shall be required by the Sellers under Section 9.2(a) or by the Buyer under Section 9.3(a) unless the Buyer or Sellers, as applicable, shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer Indemnitee or Seller Indemnitee, as applicable, on or before the date one year after the date of the Initial Closing (the “Survival Date”); provided that the foregoing limitation shall not apply to any breach or alleged breach of any representation or warranty set forth in Section 6.2, Section 6.9 or Section 6.17, with respect to any claim by a Buyer Indemnitee, or Section 7.2 or Section 7.5 with respect to any claim by a Seller Indemnitee.

(e) Except with respect to fraud, as to which there shall be no limitations on remedies, the provisions of this Article IX shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees with respect to any matter in any way arising from or relating to the Purchased Assets or the operation of the Business prior to the Initial Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and that the Buyer Indemnitees and the Seller Indemnitees shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article IX.

9.5 Procedure for Indemnification – Third-Party Claims.

(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is prejudiced by the failure to give such notice.

(b) If any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.5(a), the Indemnifying Party shall be entitled to (i) participate in such Proceeding and (ii) to the extent that it wishes, to assume the defense of such Proceeding, if (x) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and by such notice it shall be conclusively established that the Indemnifying Party shall indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third-party claim as provide in this Article IX, and (y) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Proceeding, the Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, delayed or conditioned. Prior to fifteen days after giving notice to the Indemnifying Party of a claim pursuant to Section 9.5(a) or in the event the Indemnifying Party shall have assumed the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnified Party without the prior written consent of the Indemnifying Party.

(c) If (i) written notice is given to the Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) Business Days after the Indemnified Party’s written notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, (ii) the condition set forth in Section 9.5(b)(i)(y) above becomes unsatisfied, (iii) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest as reasonably determined by such counsel or (iv) that there is a reasonable probability that a Proceeding will involve remedies other than the payment of monetary damages (and not solely due to a general prayer for relief) for which the Indemnified Party would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense of such claim, and the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the third-party claim (including reasonable attorneys’ fees and expenses), and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim to the fullest extent provided in this Article IX. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense with its own counsel at any time at its own expense.

(d) For purposes of this Article IX, an “alleged” breach of a representation, warranty or covenant shall exist only if there is a claim by a third party against an Indemnified Party alleging facts that, if true, would constitute a breach of such representation, warranty or covenant.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. Each of the Buyer and the Seller Parties shall pay all of its own costs and expenses incurred by it in connection with this Agreement and the Transactions.

10.2 Amendment and Modification. Except as provided in Section 8.6 with respect to the delivery of Schedules 8.6(i) and (ii), this Agreement may be amended, modified or supplemented only by written agreement of the Seller Parties and the Buyer.

10.3 Waiver of Compliance; Consents. The rights and remedies of the parties are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

10.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when sent by facsimile transmission (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, postage prepaid (return receipt requested), (iii) two calendar days after it is mailed, if mailed by registered or certified mail, postage prepaid (return receipt requested), or (iv) one calendar day after it is mailed, if mailed by a nationally recognized overnight delivery service, to the parties at the addresses set forth on Schedule 10.4 (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof).

10.5 Publicity. Mueller Industries may issue a press release announcing the Transactions contemplated hereby upon the execution of this Agreement, the form and substance of which shall be approved by the Buyer. No party hereto shall make any other public announcements or similar publicity of the Transactions without first obtaining the prior written consent of the Buyer and Mueller Industries; provided that nothing contained herein shall prohibit any party from making any public announcement if such public disclosure is required by Applicable Law or any applicable rules or regulations of any securities exchange or pursuant to a request from any state or federal governmental or regulatory agency or authority (provided that any party making any such disclosure shall give the other party advance notice of any such disclosure to the extent practicable and permitted by Applicable Law); provided further that each of the parties may make statements, without the consent of the other parties, that are not inconsistent with any previous press release, public announcement or public disclosure made by any of the parties in compliance with this Section 10.5. The Buyer and Mueller Industries shall consult with each other concerning the means by which the Businesses’ employees, customers, suppliers and representatives will be informed of the Transactions, and any agreement between executive management of the Buyer and Mueller Industries with respect to such communication shall be permitted under this Section 10.5.

10.6 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto, except that MCTP or Mueller Plastics may assign its rights and obligations hereunder (including by operation of law) to any wholly owned subsidiary of Mueller Industries, and any Seller Party may assign its rights and obligations hereunder (including by operation at law) at any Person acquiring all or substantially all of such Seller Party’s assets provided that no such assignment shall release such party from its obligations hereunder. Except as set forth in Article IX, this Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

10.7 Dispute Resolution. Every dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof that solely involves the parties hereto (a “Dispute”) shall be resolved as follows:

(a) The party that believes there is a Dispute shall give a written notice to the other party specifying in reasonable detail the nature of the Dispute and the remedy sought, and including reference to the dispute resolution mechanism in this Section 10.7. The party receiving such notice shall respond, in writing, in reasonable detail within ten days after the date of the receipt of the notice. If the parties are unable to resolve the dispute within ten days after the date of such response, the Chief Executive Officer from each of Mueller Industries and the Buyer shall meet in person in Chattanooga, Tennessee within thirty days after the date of the response.

(b) Any Disputes that the parties are unable to resolve pursuant to the foregoing procedure within thirty days after the initial meeting of the Chief Executive Officers, shall be resolved by final and binding arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “CPR Rules”), as provided in this Section 10.7. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. § 1, et seq., and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.

(c) The arbitrator to be selected (the “Arbitrator”) shall be one independent and impartial arbitrator selected pursuant to CPR Rule 6.4. The arbitration shall be conducted in Chattanooga, Tennessee; provided that the Arbitrator may, for the convenience of the parties and without changing the sites of the arbitration proceeding, permit the taking of evidence outside of Chattanooga, Tennessee.

(d) In the event of any conflict between the CPR Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling. The Arbitrator shall have no power or authority, under the CPR Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 10.7, or (y) address or resolve any issue not submitted by the parties.

(e) The Arbitrator shall permit and facilitate discovery pursuant to CPR Rule 11. Within 30 days after selection of an Arbitrator, all parties (unless otherwise ordered by the Arbitrator for good cause or as mutually agreed) shall provide to the other parties to the arbitration all documents, electronically stored information, and tangible things that the parties have in their possession, custody, or control and may use to support any of their claims or defenses. Thereafter, each party shall have the right to such other discovery procedures as the Arbitrator may determine to be reasonably necessary for a fair understanding of any legitimate issue raised in the arbitration.

(f) The award of the Arbitrator may be monetary damages, an order requiring performance of obligations under this Agreement or any other appropriate award or remedy; provided, that the Arbitrator may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. The arbitrator shall have the authority to award interest on any damages and shall award attorneys’ fees and costs to the prevailing party or parties at their discretion. Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction; provided, that an appeal of a final arbitration award arising out of or related to this Agreement may be taken under the CPR Arbitration Appeal Procedure.

(g) The fees and expenses of the Arbitrator shall be shared equally by the parties and advanced by them from time to time as required.

(h) Unless otherwise agreed by the parties, any appeal shall be conducted in accordance at the place of the original arbitration.

(i) The parties agree that the arbitration will be private and confidential (except to the extent a party is required to disclose any information by Applicable Law or any applicable rules or regulations of any securities exchange) and that any documents exchanged between them will be treated confidentially, used only for the purpose of pursuing or defending any claim in the arbitration and will, except to the extent required by Applicable Law, be returned or destroyed when the arbitration is finally resolved.

(j) In addition, notwithstanding anything herein to the contrary, the parties reserve the right to proceed at any time in any court having jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights of self help, (ii) pre-judgment garnishment or attachment of property, (iii) a preliminary injunction or temporary restraining order to preserve the status quo or to enforce a party’s rights and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of the arbitrators to grant similar remedies that may be requested by a party in a Dispute. The agreement to arbitrate set forth in this Section 10.7 may only be enforced by the parties to this Agreement and their permitted successors and assigns, shall survive the termination or breach of this Agreement, and shall be construed pursuant to and governed by the provisions of the Federal Arbitration Act, 9 U.S.C. §1, et seq.

10.8 Legal Fees. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action. Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

10.9 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Delaware, without regard to principles of conflicts of laws.

10.10 Severability. If any provision of this Agreement shall be held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Interpretation.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) References to “Sections” or “Articles” refer to corresponding Sections or Articles of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, (i) the words “include,” “including” and variations thereof mean without limitation; (ii) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear; (iii) words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders; (iv) a term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb); and (v) currency amounts referenced herein are in U.S. Dollars.

(d) Any reference herein to a statute, regulation or law shall include any amendment thereof, any successor thereto and any rules, regulations and published interpretations promulgated thereunder by Governmental Authorities.

(e) References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

10.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and the agreements and certificates contemplated hereby may be executed on signature pages exchanged by facsimile or other electronic means, in which event each party shall promptly deliver to the other party such number of original executed copies as the other party may reasonably require.

10.14 Entire Agreement. This Agreement, including the Appendices and Schedules hereto and the documents delivered pursuant to this Agreement, including without limitation the Restricted Business Agreement, the Equipment Lease Agreement and the Supply Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Appendices and disclosure schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Transactions.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first written above.

BOAT EQUIPMENT, LLC		MUELLER INDUSTRIES, INC.

By:	/s/ Pamela A. Hollifield	By:	/s/ Gregory L. Christopher
Name:	Pamela A. Hollifield	Name:	Gregory L. Christopher
Title:	Authorized Person	Title:	Chief Executive Officer

MCTP, LLC		MUELLER PLASTICS CORPORATION, INC.
By:	Mueller Copper Tube Products, Inc.,
its sole member

By:	/s/ Gregory L. Christopher	By:	/s/ Gregory L. Christopher
Name:	Gregory L. Christopher	Name:	Gregory L. Christopher
Title:	President	Title:	President

APPENDIX A

DEFINITIONS

“Affiliate” means with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as it may hereafter be amended in accordance with its terms.

“Applicable Law” means with respect to any Person, any statute, law, treaty, rule, regulation, Order, decree, writ, injunction or determination of any arbitrator or court or a Governmental Authority, in each case applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Arbitrator” has the meaning set forth in Section 10.7(c).

“Businesses” means the Schedule I Business and the Schedule II Business, collectively

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Applicable Law to be closed for business.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Parties” has the meaning in the introductory paragraph of Article VII.

“Closing Payment” has the meaning set forth in Section 3.1(a).

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, obligation, promise or undertaking (whether oral or written and whether express or implied), including but not limited to any contract, agreement, indenture, deed of trust, lease and note.

“CPR Rules” has the meaning set forth in Section 10.7(b).

“Damages” has the meaning set forth in Section 9.2.

“Deferred Closing” has the meaning set forth in Section 5.1.

“Deferred Closing Date” means the date that the Deferred Closing takes place.

“Deferred Assets Payment” has the meaning set forth in Section 3.1(b).

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“Deferred Inventory Payment” has the meaning set forth in Section 3.1(c).

“Dispute” has the meaning set forth in Section 10.7.

“Equipment” means the Schedule I Equipment and the Schedule II Equipment.

“Equipment Lease Agreement” has the meaning set forth in Section 4.2(c).

“Excluded Assets” means the Schedule I Excluded Assets and the Schedule II Excluded Assets.

“Excluded Liabilities” means the Schedule I Excluded Liabilities and the Schedule II Excluded Liabilities.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any foreign, federal, municipal, provincial, local, city or county government, any entity exercising executive, legislative, judicial, regulatory, self-regulatory, arbitral or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise, by any of the foregoing.

“Governmental Authorization” means any approval, non-disapproval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to Applicable Law.

“Income Statements” has the meaning set forth in Section 6.7.

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Initial Closing” has the meaning set forth in Section 4.1.

“Knowledge of the Seller Parties” means the actual knowledge of any of Gregory L. Christopher, Jeffrey A. Martin or Gary C. Wilkerson.

“License Period” has the meaning set forth in Section 8.4(a).

“Liens” means any mortgages, claims, liens, security interests, pledges, escrows, charges, options or other restrictions or encumbrances of any kind or character whatsoever.

“MCTP” has the meaning set forth in the introductory paragraph.

“Mueller Industries” has the meaning set forth in the introductory paragraph.

“Mueller Plastics” has the meaning set forth in the introductory paragraph.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Authority or arbitrator.

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“Permitted Liens” means statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Mueller Industries or the Sellers.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” has the meaning set forth in Section 6.12.

“Purchase Price” has the meaning set forth in Section 3.1

“Purchased Assets” means the Schedule I Assets and the Schedule II Assets.

“Representatives” has the meaning set forth in Section 8.1.

“Schedule I Assets” has the meaning set forth in Section 1.1.

“Schedule I Business” means the business of manufacturing certain products identified on Schedule I hereto engaged in by MCTP.

“Schedule I Equipment” has the meaning set forth in Schedule I.

“Schedule I Excluded Assets” has the meaning set forth in Section 1.2.

“Schedule I Excluded Liabilities” has the meaning set forth in Section 1.3.

“Schedule I Facility” means the facility located at the address indicated on Schedule I.

“Schedule I Finished Product” means finished product manufactured using the Schedule I Equipment of the same type manufactured by the Seller prior to the Initial Closing using the Schedule I Equipment.

“Schedule II Assets” means the Schedule II Closing Assets and the Schedule II Deferred Assets.

“Schedule II Business” means the business of manufacturing certain products identified on Schedule II hereto engaged in by Mueller Plastics.

“Schedule II Business Agreement” has the meaning set forth in Section 4.2(e).

“Schedule II Closing Assets” has the meaning set forth in Section 2.1(a).

“Schedule II Deferred Assets” has the meaning set forth in Section 2.1(b).

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“Schedule II Equipment” has the meaning set forth in Schedule II.

“Schedule II Excluded Assets” has the meaning set forth in Section 2.2.

“Schedule II Excluded Liabilities” has the meaning set forth in Section 2.3.

“Schedule II Facility” means the facility located at the address indicated on Schedule II.

“Schedule II Finished Product” means finished product manufactured using the Schedule II Equipment of the same type manufactured by the Seller prior to the Initial Closing using the Schedule II Equipment.

“Schedule II Inventory” has the meaning set forth in Schedule II.

“Seller Parties” has the meaning in the introductory paragraph of Article VI.

“Sellers” has the meaning set forth in the introductory paragraph.

“Supply Agreement” has the meaning set forth in Section 4.2(d).

“Survival Date” has the meaning set forth in Section 9.4(d).

“Taxes” means (i) all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes and (ii) any interest, penalties and additions related to the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the other documents entered in connection herewith, including without limitation the Supply Agreement, the Equipment Lease Agreement and the Noncompetition Agreement.

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